HanesBrands
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-8080

news release
FOR IMMEDIATE RELEASE
News Media, contact:            Matt Hall, (336) 519-3386
Analysts and Investors, contact:    T.C. Robillard, (336) 519-2115

HANESBRANDS PROMOTES GERALD EVANS TO CHIEF OPERATING OFFICER

WINSTON-SALEM, N.C. (June 19, 2013) – HanesBrands (NYSE: HBI), a leading marketer of everyday branded basic apparel, today announced that it has promoted Gerald W. Evans Jr. to chief operating officer effective Aug. 1, 2013.

Evans, 54, who has served as the company’s co-chief operating officer since 2011, will have responsibility for the day-to-day running of the company with direct oversight of all global commercial and supply chain operations. Evans, whose leadership assignments during a 30-year career at HanesBrands has spanned the organization in marketing, sales and general management, has been instrumental in the development of the company’s Innovate-to-Elevate strategy that leverages the company’s powerful brands, product innovation and global low-cost supply chain to enhance margins.

“I am pleased to announce Gerald’s promotion to COO,” said Hanes Chairman and Chief Executive Officer Richard A. Noll. “Gerald has widespread experience in the apparel industry, a proven global track record of achievement, and immense respect as a leader within our organization. We are looking forward to continuing our success under his operating leadership.”

Each of the company’s commercial business segments and its global supply chain will report to Evans. In a newly created position to focus on international performance and growth with worldwide retailers, William J. Nictakis will report to Evans as chief commercial officer, international businesses and global retailers. Other direct reports to Evans include W. Howard Upchurch, president, innerwear; John T. Marsh, president, activewear; and Michael E. Faircloth, president, chief global operations officer.

Evans’ career at HanesBrands began in 1983 in L’eggs marketing, and he has since held leadership positions of increasing responsibility across the organization in marketing, sales, and general management. Early in his career, he served assignments leading the L’eggs sales function and companywide Walmart selling team, and he then successfully entered operational management in the 1990s, including serving as president of the company’s hosiery and intimate apparel business in Australia while based in that country. In the early 2000s, his assignments included running the company’s U.S. activewear, knit underwear and sock businesses.

HanesBrands Promotes Gerald Evans to Chief Operating Officer – Page 2

After the company’s spinoff in 2006, Evans led the reconfiguration of the company’s global supply chain into a low-cost operation balanced across the Western and Asia hemispheres. He also ran Asia commercial business development. Before becoming co-chief operating officer in 2011, he served as co-operating officer, president international. Evans earned his bachelor’s degree and MBA from the University of South Carolina. He serves on the executive committee of the American Apparel & Footwear Association’s board of directors.

HanesBrands

HanesBrands is a socially responsible leading marketer of everyday basic apparel under some of the world’s strongest apparel brands, including Hanes, Champion, Playtex, Bali, JMS/Just My Size, barely there, Wonderbra and Gear for Sports. The company sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casualwear and activewear produced in the company’s low-cost global supply chain. Ranked No. 512 on the Fortune 1000 list, Hanes has approximately 51,500 employees in more than 25 countries and takes pride in its strong reputation for ethical business practices. Hanes is a U.S. Environmental Protection Agency Energy Star 2013 and 2012 Sustained Excellence Award winner and 2010 and 2011 Partner of the Year. The company ranks No. 141 on Newsweek magazine’s list of Top 500 greenest U.S. companies. More information about the company and its corporate social responsibility initiatives, including environmental, social compliance and community improvement achievements, may be found on the Hanes corporate website at www.HanesBrands.com.

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